SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934, as Amended

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The Ultimate Software Group, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE ULTIMATE SOFTWARE GROUP, INC.

2000 ULTIMATE WAY
WESTON, FLORIDA 33326

April 9, 2004

Dear Stockholder:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of The Ultimate Software Group, Inc. (the “Company” or “Ultimate Software”), which will be held on Wednesday, May 12, 2004, at 10:00 a.m. (EDT), at the Company’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 (the “Annual Meeting”).

      The principal business of the meeting will be (i) to elect one director to serve for a three-year term or until his successor is duly elected and qualified; and (ii) to transact such other business as may properly come before the meeting or any postponement or adjournment thereof. During the Annual Meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 2004.

      Whether you plan to attend the Annual Meeting or not, please complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

      For your benefit, enclosed is a copy of Ultimate Software’s Annual Report to Stockholders, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission, which includes audited financial statements and notes thereto. We thank you for your continued interest in Ultimate Software.

Sincerely yours,

SCOTT SCHERR
Chairman, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION OF PROXIES
VOTING RIGHTS AND PROCEDURES
PROPOSAL I -- ELECTION OF DIRECTOR
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
OTHER MATTERS

THE ULTIMATE SOFTWARE GROUP, INC.

2000 ULTIMATE WAY
WESTON, FLORIDA 33326

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2004

TO THE STOCKHOLDERS OF THE ULTIMATE SOFTWARE GROUP, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Ultimate Software Group, Inc. (the “Company”) will be held on Wednesday, May 12, 2004, at 10:00 a.m. (EDT), at the Company’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 for the following purposes:

1.	To elect one director to serve until the 2007 Annual Meeting of Stockholders or until his successor is duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

      Holders of record of the voting stock of the Company at the close of business on March 18, 2004 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

      Enclosed are a Proxy Statement, a form of proxy and an addressed return envelope. ALL STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO BE PRESENT AT THE MEETING, ARE REQUESTED TO FILL IN, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. Stockholders who attend the meeting may, if they desire, revoke their proxies and vote in person.

By Order of the Board of Directors:

VIVIAN MAZA
Secretary

Weston, Florida
April 9, 2004

THE ULTIMATE SOFTWARE GROUP, INC.

2000 ULTIMATE WAY
WESTON, FLORIDA 33326

PROXY STATEMENT

FOR
ANNUAL MEETING OF STOCKHOLDERS

May 12, 2004

      The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of The Ultimate Software Group, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 12, 2004, at 10:00 a.m. (EDT), at the Company’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 and at any postponement or adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement, the accompanying proxy and the Company’s Annual Report to Stockholders for 2003 including therewith the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (the “Form 10-K”), are first being mailed to stockholders commencing on or about April 9, 2004.

      Proxies are being solicited from holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”). If a proxy is properly executed and returned, the shares represented by it will be voted and, where specification is made by the stockholder as provided in such proxy, will be voted in accordance with such specification. Unless a stockholder specifies otherwise, all shares represented by valid proxies will be voted (i) FOR the election of the person named in this Proxy Statement as the nominee of the Company under the heading “Election of Director” and (ii) at the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment thereof.

SOLICITATION OF PROXIES

      The Company is paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by directors, officers and other employees of the Company without additional compensation. Brokers, dealers, banks, voting trusts, custodians and other institutions, and their nominees, who are holders of shares of the Company’s Common Stock on the Record Date, referred to below, will be requested to forward the soliciting material to the beneficial owners of such shares of Common Stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such institutions for their reasonable expenses in forwarding proxy material to their beneficial owners.

VOTING RIGHTS AND PROCEDURES

      Only stockholders of record of the Common Stock of the Company at the close of business on March 18, 2004 (the “Record Date”), will be entitled to vote at the Annual Meeting. As of that date, a total of 20,783,755 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast is required for the election of directors.

      The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. If a stockholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the

Annual Meeting for purposes of determining a quorum, but shall not be deemed to have been voted in favor of or against such matter. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to have been voted in favor of or against such matter.

      A stockholder may revoke a proxy at any time prior to its exercise by giving to the Secretary of the Company a written notice of revocation of the proxy’s authority prior to the voting thereof or by submitting a duly executed proxy bearing a later date, or by voting in person, at the Annual Meeting.

PROPOSAL I — ELECTION OF DIRECTOR

      The Board of the Company is currently composed of six members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Mr. Scott Scherr is the director in the class whose term expires at the Annual Meeting.

      The Board has nominated Mr. Scott Scherr for election to the Board at the Annual Meeting for a term of three years, expiring at the 2007 Annual Meeting, and he has indicated a willingness to serve. Messrs. LeRoy A. Vander Putten and Robert A. Yanover serve in the class whose term expires at the Annual Meeting in 2005. Messrs. Marc D. Scherr, Rick Wilber and James A. FitzPatrick, Jr. serve in the class whose term expires at the Annual Meeting in 2006.

      The affirmative vote of a plurality of the votes cast at the Annual Meeting is necessary to elect the nominee as a director. The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Mr. Scott Scherr. In the event that Mr. Scott Scherr becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board.

      The following table sets forth certain information concerning the nominee, based on data furnished by him. Information regarding incumbent directors whose terms are not expiring is included in the section labeled “Directors and Executive Officers” below.

Name of Nominee	Age	Principal Occupation	Director Since

Scott Scherr	52	Chairman, CEO and President, The Ultimate Software Group, Inc.	April 1996

      Scott Scherr has served as President and a director of the Company since its inception in April 1996 and has been Chairman of the Board of Directors (the “Board”) and Chief Executive Officer of the Company since September 1996. Mr. Scherr is also a member of the Executive Committee of the Board. In 1990, Mr. Scherr founded The Ultimate Software Group, Ltd. (the “Partnership”), the business and operations of which were assumed by the Company in 1998. Mr. Scherr served as President of the Partnership’s general partner from the inception of the Partnership until its dissolution in March 1998. From 1979 until 1990, Mr. Scherr held various positions at Automatic Data Processing, Inc. (“ADP”), a payroll services company, where his titles included Vice President of Operations and Sales Executive. Prior to his joining ADP, Mr. Scherr operated Management Statistics, Inc., a data processing service bureau founded by his father, Reuben Scherr, in 1959. He is the brother of Marc D. Scherr, the Vice Chairman of the Board and Chief Operating Officer of the Company.

      THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF MR. SCOTT SCHERR AS DIRECTOR OF THE COMPANY TO HOLD OFFICE UNTIL THE 2007 ANNUAL MEETING AND UNTIL HIS SUCCESSOR IS ELECTED AND QUALIFIED.

Board Meetings and Committees of the Board

      During fiscal 2003, the Board held seven meetings. During fiscal 2003, each director holding office during the year attended at least 85% of the meetings of the Board and 100% of the meetings of the committees of the Board on which he served. The Board has an Executive Committee, an Audit Committee and a Compensation Committee, which are described below.

      Interested parties may communicate with the Board, anonymously if they wish, by sending a written note or memo to the Secretary, The Ultimate Software Group, Inc., 2000 Ultimate Way, Weston, Florida 33326. Communications that are intended specifically for non-management or independent directors should be sent to the above address to the attention of the Chairman of the Audit Committee. All such communications will be delivered unopened by the Secretary to the Chairman of the Board or the Chairman of the Audit Committee, as applicable.

      The Board has determined that the following individuals are independent directors within the meaning of SEC regulations and the rules of the National Association of Securities Dealers, Inc. (“NASD”): James A. FitzPatrick, Jr., LeRoy A. Vander Putten, Rick A. Wilber and Robert A. Yanover. The independent directors will meet regularly in executive session and outside the presence of the Company’s management throughout the 2004 fiscal year in compliance with the NASD rules.

      The Board does not have a standing nominating committee or committee performing similar functions. The Board has determined that it is appropriate not to have a nominating committee because of the relatively small size of the Board and because the entire Board functions in the capacity of a nominating committee.

      When considering potential director candidates, the Board considers the candidate’s independence (as mandated by the NASD rules), character, judgment, age, skills, financial literacy, and experience in the context of the needs of the Company and the Board. In 2003, the Company did not pay any fees to a third party to assist in identifying or evaluating potential nominees.

      The Board will consider director candidates recommended by the Company’s stockholders in a similar manner as those recommended by members of management or other Directors. The name and qualifications of, and other information specified in the Company’s Bylaws with respect to, any recommended candidate for director should be sent to the attention of the Secretary of the Company in accordance with the procedures set forth under the caption “Stockholder Proposals for the 2005 Annual Meeting.”

      The Company does not have a policy with respect to attendance by the directors at the Annual Meeting of Stockholders. One of the six members of the Board of Directors attended the 2003 Annual Meeting of Stockholders.

      Executive Committee. The Executive Committee is composed of Messrs. Scott Scherr (Chairman), Marc D. Scherr and Robert A. Yanover. The Executive Committee has the authority to exercise (except as provided by law or as may have been specifically reserved by or for the Board) all the powers and authority of the Board in the management of the business and affairs of the Company between regular meetings of the Board and while the Board is not in session. The Executive Committee held no meetings during fiscal 2003.

      Audit Committee. Messrs. Robert A. Yanover (Chairman), Rick A. Wilber and LeRoy A. Vander Putten are members of the Audit Committee. During 2002 and until February 11, 2003, James A. FitzPatrick, Jr. served as a member of the Audit Committee. Mr. Wilber was appointed to the Audit Committee on February 11, 2003. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and reviews the independence of the Company’s auditors. The Audit Committee held four meetings during fiscal 2003.

      The Board has determined that the Audit Committee’s current member composition satisfies the NASD rules that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200(a)(15). The Board of Directors has determined that Mr. LeRoy A. Vander Putten is an “audit committee financial expert” in accordance with Section 407 of the Sarbanes-Oxley Act and as defined in Item 401(h) of Regulation S-K.

      The Company’s independent auditors for the fiscal year ended December 31, 2003 were KPMG LLP. Representatives of KPMG LLP will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

      Compensation Committee. Messrs. LeRoy A. Vander Putten (Chairman), James A. FitzPatrick, Jr., Robert A. Yanover and Rick A. Wilber are members of the Compensation Committee. The Compensation Committee is responsible for determining the compensation and benefits for the executive officers of the Company and administers the Company’s stock plans and oversees such other benefit plans as the Company may from time to time maintain. The Compensation Committee held seven meetings during fiscal 2003.

Director Compensation

      As compensation for serving on the Board, each non-employee director of the Company receives a quarterly retainer of $5,000, payable exclusively in the form of options to purchase Common Stock under The Ultimate Software Group, Inc. Nonqualified Stock Option Plan (the “Stock Option Plan”). Additional compensation is provided for serving on committees of the Board whereby each non-employee director of the Company receives a fee for attendance at each board committee meeting in the amounts of $1,000 for each member and $2,000 for the committee chairman, payable exclusively in the form of options to purchase Common Stock under the Stock Option Plan. All such options are fully vested upon the date of grant and have an exercise price equal to 30% of the fair market value of the Company’s Common Stock on the date of grant. The total discount from fair market value on all options granted to directors for a calendar quarter is equivalent to the retainer fees and board committee fees earned by the non-employee directors for such quarter. All directors are reimbursed for expenses incurred in connection with their attendance at Board and committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 18, 2004 (unless otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock; and (ii) each of the Company’s directors and Named Executive Officers (hereinafter defined), and all directors and Named Executive Officers of the Company as a group.

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership(1)	Class(2)

Michael Feinberg(3)	2,959,469	14.2%
3980 N. 32 Terrace
Hollywood, FL 33312
Janus Capital Management LLC	1,681,081	8.1%
and Janus Venture Fund(4)
100 Fillmore Street
Denver, CO 80206
U.S. Bancorp and U.S. Bancorp	1,043,560	5.0%
Asset Management Inc.(5)
800 Nicollet Mall
Minneapolis, MN 55402
Scott Scherr(6)	722,917	3.5%
Marc D. Scherr(7)	530,092	2.6%
Mitchell K. Dauerman(8)	274,125	1.3%
James A. FitzPatrick, Jr.(9)	58,066	*
LeRoy A. Vander Putten(10)	91,155	*
Rick A. Wilber(11)	454,022	2.2%
Robert A. Yanover(12)	436,817	2.1%
All directors and executive officers as a group (7 persons)(13)	2,567,194	12.4%

*	Indicates beneficial ownership of less than 1.0% of the outstanding Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of the date hereof are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person’s spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2)	Applicable percentage of ownership is based on 20,783,755 shares of Common Stock outstanding.

(3)	Represents (i) 2,757,544 shares of Common Stock owned by Mr. Feinberg and a warrant to purchase 50,000 shares of Common Stock by Mr. Feinberg; and (ii) 146,925 shares of Common Stock owned by Ann Feinberg, his spouse, and a warrant to purchase 5,000 shares of Common Stock by Ann Feinberg, all held as of February 24, 2004.

(4)	Represents shares held as of December 31, 2003 as reported on Schedule 13G filed by the stockholders on February 17, 2004. As reported on Schedule 13G, Janus Capital Management LLC, as a result of its role as investment advisor or sub-advisor to certain managed portfolios (including Janus Venture Fund), has sole voting power and sole dispositive power with respect to all of the indicated shares.

(5)	Represents shares held as of December 31, 2003 as reported on Schedule 13G filed by the stockholders on January 30, 2004. As reported on such Schedule 13G, U.S. Bancorp Asset Management, Inc. has sole voting power with respect to 903,680 of the indicated shares, sole dispositive power with respect to 1,036,100 of the indicated shares and shared dispositive power with respect to 2,360 of the indicated shares. U.S. Bancorp, the parent holding company of U.S. Bancorp Asset Management, Inc., reports that it has sole dispositive power with respect to the remaining 5,100 indicated shares and shared voting power with respect to 2,360 of the indicated shares.

(6)	Represents 250,000 shares of Common Stock held by Mr. Scott Scherr and exercisable options to purchase 472,917 shares of Common Stock. Mr. Scott Scherr no longer has a reportable beneficial interest in 153, 018 shares of Common Stock owned by his daughter, which were included in his prior statements of beneficial ownership filed with the SEC pursuant to Section 16 of the Securities Exchange Act of 1934.

(7)	Represents 10,000 shares of Common Stock held by Mr. Marc D. Scherr, 16,066 shares of Common Stock held by certain trusts established for the benefit of Mr. Marc D. Scherr’s children, and exercisable options to purchase 504,026 shares of Common Stock. Mr. Marc D. Scherr disclaims beneficial ownership of the shares owned by the trusts established for the benefit of his children.

(8)	Represents 10,000 shares of Common Stock held by Mr. Dauerman and exercisable options to purchase 264,125 shares of Common Stock.

(9)	Represents 2,000 shares of Common Stock held by Mr. FitzPatrick and exercisable options to purchase 56,066 shares of Common Stock.

(10)	Represents 21,238 shares of Common Stock held by Mr. Vander Putten and exercisable options to purchase 69,917 shares of Common Stock.

(11)	Represents 388,173 shares of Common Stock held by Mr. Wilber and exercisable options to purchase 65,849 shares of Common Stock.

(12)	Represents 231,500 shares of Common Stock held by Yanover Associates and a warrant to purchase 15,000 shares of Common Stock held by Yanover Associates, 94,743 shares held by Yanover Family Limited Partnership (“YFLP”) and exercisable options held by Mr. Yanover to purchase 95,574 shares of Common Stock. Mr. Yanover is the President of the general partner of Yanover Associates and an officer of the general partner of YFLP. Mr. Yanover disclaims beneficial ownership of the shares held by the Yanover Family Limited Partnership.

(13)	Represents an aggregate of 1,023,720 shares of Common Stock, a warrant to purchase 15,000 shares of Common Stock and exercisable options to purchase an aggregate of 1,528,474 shares of Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS

      The directors and Named Executive Officers (Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman), and their ages as of March 10, 2004, are as follows:

Name	Age	Position(s)

Scott Scherr	52	Chairman of the Board, President and Chief Executive Officer
Marc D. Scherr	46	Vice Chairman of the Board and Chief Operating Officer
Mitchell K. Dauerman	47	Executive Vice President, Chief Financial Officer and Treasurer
James A. FitzPatrick, Jr.	54	Director
LeRoy A. Vander Putten	69	Director
Rick A. Wilber	57	Director
Robert A. Yanover	67	Director

      Marc D. Scherr has been a director of the Company since its inception in April 1996, has served as Vice Chairman since July 1998 and as Chief Operating Officer since October 2003. Mr. Scherr is also a member of the Executive Committee of the Board. Mr. Scherr became an executive officer of the Company effective March 1, 2000. Mr. Scherr served as a director of Gerschel & Co., Inc., a private investment firm from January 1992 until March 2000. In December 1995, Mr. Scherr co-founded Residential Company of America, Ltd. (“RCA”), a real estate firm, and served as President of its general partner until March 2000. Mr. Scherr also served as Vice President of RCA’s general partner from its inception in August 1993 until December 1995. From 1990 to 1992, Mr. Scherr was a real estate pension fund advisor at Aldrich, Eastman & Waltch. Previously, he was a partner in the Boston law firm of Fine & Ambrogne. Mr. Scherr is the brother of Scott Scherr, Chairman of the Board, President and Chief Executive Officer of the Company.

      Mitchell K. Dauerman has served as Executive Vice President of the Company since April 1998 and as Chief Financial Officer and Treasurer of the Company since September 1996. From 1979 to 1996, Mr. Dauerman held various positions with KPMG LLP, a global accounting and consulting firm, serving as a Partner in the firm from 1988 to 1996. Mr. Dauerman is a Certified Public Accountant.

      James A. FitzPatrick, Jr. has served as a director of the Company since July 2000 and is a member of the Compensation Committee of the Board. Mr. FitzPatrick is a partner in the law firm Dewey Ballantine LLP, which provides legal services to the Company. Before joining Dewey Ballantine LLP as a partner in February 1989, Mr. FitzPatrick was a partner in the law firm LeBoeuf, Lamb, Leiby & MacRae.

      LeRoy A. Vander Putten has served as a director of the Company since October 1997, is Chairman of the Compensation Committee of the Board and is a member of the Audit Committee of the Board.

Mr. Vander Putten has served as the Executive Chairman of the Insurance Center, Inc., a holding company for 14 insurance agencies, since October 2001. Previously, he served as the Chairman of CORE Insurance Holdings, Inc., a member of the GE Global Insurance Group, engaged in the underwriting of casualty reinsurance, from August 2000 to August 2001. From April 1998 to August 2000, he served as Chairman of Trade Resources International Holdings, Ltd., a corporation engaged in trade finance for exporters from developing countries. From January 1988 until May 1997, Mr. Vander Putten was Chairman and Chief Executive Officer of Executive Risk Inc., a specialty insurance holding company. From August 1982 to January 1988, Mr. Vander Putten served as Vice President and Deputy Treasurer of The Aetna Life and Casualty Company, an insurance company.

      Rick A. Wilber has served as a director of the Company since October 2002 and is a member of the Audit Committee and a member of the Compensation Committee. Mr. Wilber formerly served on the Company’s Board of Directors from October 1997 through May 2000. Since 1995, Mr. Wilber has been the President of Lynn’s Hallmark Cards, which owns and operates a number of Hallmark Card stores. Mr. Wilber was a co-founder of Champs Sports Shops and served as its President from 1974 to 1984. He served on the Board of Royce Laboratories, a pharmaceutical concern, from 1990 until April 1997, when the company was sold to Watson Pharmaceuticals, Inc., a pharmaceutical concern.

      Robert A. Yanover has served as a director of the Company since January 1997 and is Chairman of the Audit Committee and a member of the Compensation Committee of the Board. Mr. Yanover founded Computer Leasing Corporation of Michigan, a private leasing company, in 1975 and has served as its President since that time. Mr. Yanover also founded Lason, Inc., a corporation specializing in the imaging business, and served as Chairman of the Board from its inception in 1987 until 1998 and as a director through February 2001.

      Information regarding Mr. Scott Scherr is included under the heading “Proposal I — Election of Director.”

EXECUTIVE COMPENSATION

      The following table summarizes the compensation for services rendered in all capacities to the Company during the past three completed fiscal years by the Company’s Chief Executive Officer and all other Named Executive Officers of the Company:

Summary Compensation Table

				Long Term
				Compensation

		Annual Compensation		Securities	All Other
	Fiscal			Underlying	Compensation
Name and Position	Year	Salary	Bonus	Options	(1)

Scott Scherr	2003	$450,000	$100,000	—	$3,000
Chairman of the Board,	2002	350,000	50,000	—	2,750
President and Chief	2001	300,000	100,000	100,000	2,625
Executive Officer
Marc D. Scherr	2003	$400,000	$75,000	—	$3,000
Vice Chairman and Chief	2002	300,000	50,000	—	2,750
Operating Officer	2001	250,000	138,525	100,000	2,625
Mitchell K. Dauerman	2003	$315,000	$50,000	—	$3,000
Executive Vice President,	2002	300,000	—	—	2,750
Chief Financial Officer	2001	300,000	—	30,000	2,625
and Treasurer

(1)	Consists of contributions by the Company to the Company’s 401(k) Plan on behalf of the executive officers indicated.

Option Grants in Last Fiscal Year

      The following table sets forth each grant of stock options made during the fiscal year ended December 31, 2003 to the Company’s Chief Executive Officer and all other Named Executive Officers of the Company.

					Potential Realized
	Individual Grants				Value at
					Assumed Annual
	Number of	% of Total			Rates of Stock Price
	Securities	Options	Exercise		Appreciation for Option
	Underlying	Granted to	or Base		Term(1)
	Options	Employees	Price	Expiration
Name	Granted	in Fiscal Year	($/Sh)(2)	Date	5%	10%

Scott Scherr	79,167	7.77%	$3.49	1/2/13	$173,759	$440,340
Scott Scherr	50,000	4.91%	$9.40	10/31/13	295,580	749,059
Marc D. Scherr	48,417	4.75%	$3.49	1/2/13	106,268	269,303
Marc D. Scherr	50,000	4.91%	$9.40	10/31/13	295,580	749,059
Mitchell K. Dauerman	11,751	1.15%	$3.49	1/2/13	25,792	65,361
Mitchell K. Dauerman	20,000	1.96%	$9.40	10/31/13	118,232	299,624

(1)	The potential realized value of each grant of options assumes that the market price of the underlying security appreciates in value from the date of grant to the end of the option (i.e. over the term of the option) at the annualized rates indicated.

(2)	The exercise or base price for stock options granted in 2003 to the Company’s Chief Executive Officer and all other Named Executive Officers of the Company listed above was equal to the market price of the underlying security at the date of grant.

Aggregated Option Exercises in Last Fiscal Year

and Option Values at Fiscal Year-End

      The following table sets forth, for the Company’s Chief Executive Officer and all other Named Executive Officers of the Company certain information concerning the exercise of stock options during 2003, including the value of unexercised options as of December 31, 2003. No stock options were exercised by these executive officers during fiscal 2003.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-The-Money
	Options at		Options at
	December 31, 2003		December 31, 2003(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Scott Scherr	428,125	121,875	$1,007,408	$448,375
Marc D. Scherr	466,922	98,812	1,434,375	326,602
Mitchell K. Dauerman	253,687	31,313	571,954	86,995

(1)	Options are in-the-money if the fair market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the fair market value at December 31, 2003 of $8.77 per share, less the exercise price.

Change in Control Bonus Plans

      In March 2004, the Board of Directors adopted two Change in Control Bonus Plans. One Plan provides for the payment of cash amounts to the Company’s three Named Executive Officers upon a “change in control” of the Company. The other Plan provides for the payment of cash amounts in the event of a “change in control” to employees other than Named Executive Officers of the Company designated by the Compensation Committee. (The two Plans are hereinafter referred to collectively as the “CIC Plan.”) A “change in control” would occur if more than 50% of the Company’s Common Stock were acquired by a person or entity other than the Company, a subsidiary or an employee benefit plan of the Company. There are other conditions that could result in a change in control event.

      The amount of the payments to be made to the Named Executive Officers under the CIC Plan is based upon the gross consideration received by the Company or its stockholders in the change in control transaction (the “CIC Consideration”). The aggregate amount of payments (including the “gross up” payments described below) that may be made to all participants under the CIC Plan may not exceed 4% of the CIC Consideration. To the extent this limit would otherwise be exceeded, the Compensation Committee would reduce one or more payments in its discretion in the manner that it determines to be equitable. No payments will be made under the CIC Plan to any participant whose employment with the Company is terminated prior to the consummation of the change in control transaction.

      Under the CIC Plan, Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman would be entitled to payments equal to 1.0%, 0.75% and 0.25%, respectively, of the CIC Consideration. To the extent that change in control payments to these individuals, whether under the CIC Plan or otherwise, would exceed the limitations of Section 280G of the Internal Revenue Code, they would be entitled to receive an additional “gross up” payment to indemnify them for the effect of the resulting excise tax imposed on the individuals, subject to the 4% aggregate limitation referred to above.

      The Board may amend or terminate the CIC Plan at any time, provided that any resulting reduction in a participant’s right to payments is compensated for by an arrangement of comparable or greater value. Unless sooner terminated by the Board, the CIC Plan will automatically terminate on March 5, 2009.

Compensation Committee Report On Executive Compensation

      The Compensation Committee of the Board (the “Compensation Committee”) is composed of four non-employee directors, Messrs. LeRoy A. Vander Putten (Chairman), James A. FitzPatrick, Jr., Rick A. Wilber and Robert A. Yanover. The Compensation Committee is responsible for developing and approving the Company’s compensation program for the executive officers, including the Chief Executive Officer, and other officers of the Company. In addition, the Compensation Committee administers the Company’s stock option plan and oversees such other benefit plans as the Company may from time to time maintain.

Compensation Philosophy

      The executive compensation program is designed to attract and retain qualified executive officers who will contribute to the Company’s long-term success, to reward executive officers for achieving the Company’s strategic goals and to align the interests of the executive officers with those of the Company’s stockholders. This philosophy is reflected in a compensation package that is generally comprised of three elements (collectively, “Total Compensation”): (i) base salary, which is determined on the basis of the individual’s position and responsibilities with the Company; (ii) incentive performance awards payable in cash and tied to the achievement of personal performance goals and/or the Company’s achievement of specified financial and other performance targets; and (iii) long-term stock-based incentive compensation which is related to the Company’s achievement of specified financial and other performance targets and which includes the granting of stock options that creates a link between executive compensation and the interests of the Company’s stockholders.

      The Compensation Committee establishes Total Compensation levels for executives by comparison to industry compensation practices of other software and technology companies with total annual revenues between $30 million and $140 million and total employee size between 130 employees and 800 employees (the “Comparison”). In order to enhance its objectivity and independence, the Committee may, from time to time, obtain advice and/or recommendations of an outside compensation consultant. In addition, the Compensation Committee reviews available information, including information published in secondary sources, regarding prevailing salaries and compensation programs offered by competing businesses that are comparable to the Company in terms of size, revenue, financial performance and industry group. Generally, the chief executive officer provides recommendations for compensation changes to the Compensation Committee for its review. The Company sets the Total Compensation of the executive officers of the Company at the middle range of comparable sized companies via surveys and studies of those companies. The Committee believes Total Compensation for each of the executive officers is competitive with other software and technology companies of comparable size, based on the Comparison.

Base Salary

      In order to attract and retain qualified executives, the Company provides competitive base salaries. Our executive compensation program is designed to align executive performance with the financial and strategic objectives of the Company, to reward executive management for the successful performance of these objectives and to encourage the executives to be focused on building long-term success. Therefore, a portion of these employees’ total compensation is performance-based.

      The base salaries of the Company’s Chief Executive Officer (“CEO”) and all other executive officers of the Company (the “Named Executive Officers”) are shown in the “Salary” column of the Summary Compensation Table.

Incentive Compensation

      From time to time, on a discretionary basis, the Compensation Committee approves (i) incentive performance awards payable in cash and tied to the achievement of performance goals (“Cash Bonuses”); and (ii) long-term stock-based incentive compensation typically payable through the issuance of stock options under the Stock Option Plan (“Stock Options”) to purchase shares of the Company’s common stock, $0.01 par value (“Common Stock”), in order to provide incentives to new employees and in recognition of superior performance, promotions and increased responsibilities of executive officers and employees.

Incentive Performance Awards

      In 2003, Mr. Marc D. Scherr was granted a Cash Bonus of $75,000 in connection with the Company’s meeting or exceeding the following specific performance objectives: (i) that the Company’s recurring revenues for 2003 would be 50% or more greater than in 2002; and (ii) that the Company’s operating expenses for 2003 would be no more than 5% greater than in 2002 (the “2003 Overall Company Objectives”). In 2003, Mr. Mitchell K. Dauerman received a Cash Bonus of $50,000 in connection with his personal performance, particularly in relation to the completion by the Company of the sale of 2,200,000 newly issued shares of its Common Stock to two institutional investors in a private placement for gross proceeds of approximately $11.7 million during 2003 (the “2003 Private Placement”).

Long-Term Stock-Based Incentive Compensation

      In 2003, Mr. Marc D. Scherr received two grants of Stock Options: (1) a Stock Option grant issued in January 2003 to purchase 48,417 shares of Common Stock, which was based on the Comparison and his overall personal performance for 2002; and (2) a Stock Option grant issued in October 2003 to purchase 50,000 shares of Common Stock, which was based on the Comparison and his overall personal performance in 2003 and the determination by the Committee that his long-term incentive compensation was low compared to comparable officers within the Comparison. In 2003, Mr. Mitchell K. Dauerman received two grants of Stock Options: (1) a Stock Option grant issued in January 2003 to purchase 11,751 shares of Common Stock, which was based on the Comparison and his overall personal performance for 2002; and (2) a Stock Option grant issued in October 2003 to purchase 20,000 shares of Common Stock, which was based on the Comparison and his overall personal performance in 2003 including his role in the 2003 Private Placement.

Compensation of Chief Executive Officer

      The Compensation Committee determined the compensation for 2003 for the Company’s CEO, Mr. Scott Scherr, based primarily on the Comparison, Mr. Scott Scherr’s personal performance and the achievement of the 2003 Overall Company Objectives. Based on these factors, the Committee

(i) increased Mr. Scott Scherr’s base salary in 2003 from $350,000 to $450,000, (ii) granted a Cash Bonus of $100,000 to Mr. Scott Scherr; and (iii) granted a Stock Option to purchase 50,000 shares of Common Stock to Mr. Scott Scherr. In addition, in January 2003, the Company granted a Stock Option to Mr. Scott Scherr to purchase 79,167 shares of Common Stock based on the Comparison and his overall personal performance for 2002. The Compensation Committee believes that Mr. Scott Scherr’s Total Compensation is in the middle range of chief executive officers within the Comparison.

Tax Deductibility of Executive Compensation

      Federal tax law generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. One of the exceptions to the deduction limit is for “performance-based” compensation. The Compensation Committee believes the Stock Option Plan satisfies the requirements for “performance-based” compensation, thereby exempting awards thereunder from the $1,000,000 compensation deduction limit. For this reason and because the Company’s annual compensation to its executive officers is currently below the $1,000,000 limit, the Company does not at this time anticipate any loss of deductibility under the Federal tax law for compensation paid to its executive officers. The Company was not denied a deduction under this law for any compensation paid to its executive officers during 2003.

LeRoy A. Vander Putten, Chairman
James A. FitzPatrick, Jr.
Rick A. Wilber
Robert A. Yanover
Members of the Compensation Committee

Compensation Committee Interlocks and Insider Participation

      The current members of the Compensation Committee of the Board are Messrs. LeRoy A. Vander Putten, James A. FitzPatrick, Jr., Robert A. Yanover and Rick A. Wilber. No executive officer of the Company has served as a member of the compensation committee of any other entity whose executive officers served as a member of the Compensation Committee of the Board.

      Mr. James A. FitzPatrick, Jr. is a partner in the law firm Dewey Ballantine LLP, which provides legal services to the Company.

      During the fourth quarter of 2001, The Company began leasing equipment with a computer leasing company (the “Leasing Company”) that is owned by an irrevocable trust (the “Trust”) for the benefit of the children of Robert A. Yanover, a member of the Company’s Board of Directors. Additionally, the Leasing Company’s business is managed and operated by a management company (the “Management Company”) pursuant to a management agreement. Mr. Yanover has a 50% ownership interest in the general partner of the Management Company. The Company did not finance equipment with the Leasing Company in 2003. The Company financed equipment with the Leasing Company totaling $1,007,000 and $258,000 during 2002 and 2001, respectively. Related amortization was $478,000, $415,000 and $12,000 and total cash paid was $569,000, $467,000 and $14,000 during 2003, 2002 and 2001, respectively. The unamortized capital lease obligation with the Leasing Company and related accumulated amortization were $360,000 and $905,000, respectively, at December 31, 2003, $869,000 and $427,000, respectively, at December 31, 2002 and $247,000 and $12,000, respectively, at December 31, 2001. The Company believes that the terms of the leases were no less favorable to the Company than could have been obtained from an unaffiliated party.

Audit Committee Report

      The Audit Committee of the Board (the “Audit Committee”) is composed of three non-employee directors, Messrs. Robert A. Yanover (Chairman), LeRoy A. Vander Putten and Rick A. Wilber, and operates under a written charter adopted by the Board. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board, reviews the independence of the Company’s auditors and fulfills the other responsibilities provided for in its charter. The Audit Committee has sole authority to appoint the independent auditors and terminate their engagement.

      Management is responsible for the Company’s financial statements, systems of internal control and the financial reporting process. The Company’s independent auditors, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

      The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee held four meetings during fiscal 2003.

      The Audit Committee hereby reports as follows:

1. The Audit Committee reviewed and discussed the audited consolidated financial statements with management and has met with the independent auditors, KPMG LLP, with and without management present, to discuss the results of their fiscal 2003 examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

2. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

3. The Audit Committee reviewed the written disclosures and letter received from KPMG LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the independent auditors that firm’s independence from the Company and its management, including whether the independent auditor’s provision of non-audit services to the Company are compatible with maintaining their independence.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2003 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

Robert A. Yanover, Chairman
LeRoy A. Vander Putten
Rick A. Wilber
Members of the Audit Committee

KPMG LLP Fees

      The following table presents fees for professional audit services rendered by the Company’s independent auditors, KPMG LLP, for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and 2002, and fees billed for other services rendered by KPMG LLP during those periods.

	2003	2002

Audit Fees(1)	$175,000	$157,000
Audit-Related Fees(2)	45,000	—
Tax Fees(3)	7,800	34,900
All Other Fees(4)	—	—

Total Fees	$227,800	$191,900

(1)	Consists of the aggregate fees incurred for the audits of the Company’s consolidated financial statements for fiscal years 2003 and 2002 and the reviews of the Company’s 2003 and 2002 quarterly reports on Forms 10-Q.

(2)	Consists of the aggregate fees incurred for assurance and related services by KPMG LLP that were reasonably related to the performance of the audits or reviews of the Company’s financial statements and were not reported above under “Audit Fees.” The Company filed a registration statement covering resales of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by investors, which registration statement on Form S-3 was filed with the SEC on July 31, 2003 and amended on October 16, 2003, December 1, 2003 and December 9, 2003 (collectively, including the Form S-3 and amendments thereto, and documents incorporated by reference therein and amendments thereto, the “Form S-3”). During 2003, KPMG LLP was engaged to perform services in connection with a review of the Form S-3 and issuance of a consent.

(3)	Consists of fees incurred for tax compliance services during 2003 and 2002.

(4)	Consists of the aggregate fees for products and services provided by KPMG LLP that were not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” There were no such products or services provided in 2003 or 2002.

Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditors

      Consistent with the SEC requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve services to be performed by the Company’s principal independent auditor prior to commencement of the specified service. Under the policy, the Audit Committee must pre-approve the provision of services by the Company’s principal auditor prior to commencement of the specified service. The requests for pre-approval are submitted to the Audit Committee by the Chairman of the Board, President and Chief Executive Officer, the Chief Financial Officer, or a designee of either with a statement as to whether, in their view, the request is consistent with the SEC rules on auditor independence. All of the services performed by KPMG LLP during 2003 and 2002 were pre-approved by the Audit Committee.

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder returns on the Company’s Common Stock for the five year period covering December 31, 1998 through December 31, 2003, on a quarterly basis, with the cumulative total return of The Nasdaq Stock Market — US (the “Nasdaq Market”) Index and the RDG Software Composite Index for the same period.

Comparison of Five-Year Cumulative Total Return

Among (1) the Company, (2) the Nasdaq Market Index and (3) the RDG Software Composite Index

	12/98	3/99	6/99	9/99	12/99	3/00	6/00	9/00	12/00	3/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02	3/03	6/03	9/03	12/03

The Ultimate Software Group, Inc.	100.00	101.75	73.24	105.26	183.34	127.20	128.07	125.45	33.33	57.89	70.88	50.81	54.60	62.74	46.18	42.81	48.42	55.44	71.42	117.33	123.09
Nasdaq Market	100.00	112.52	123.11	129.54	192.96	228.23	200.45	188.13	128.98	86.78	83.55	76.16	67.61	68.17	71.20	66.62	62.17	56.07	69.52	78.81	87.61
RDG Software Composite	100.00	114.77	122.95	129.71	201.03	205.06	178.49	170.31	118.81	91.04	120.36	74.99	100.47	92.02	73.98	58.08	70.56	65.26	71.85	76.48	85.91

(1)	Assumes the investment of $100 on December 31, 1998 and reinvestment of dividends (no dividends were declared on the Company’s Common Stock during the period).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      See “Compensation Committee Interlocks and Insider Participation” in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were met during 2003, except that Mr. Marc D. Scherr inadvertently failed to report on a timely basis a single sale of the Company’s Common Stock on November 11, 2003. A Form 4 reporting Mr. Marc D. Scherr’s transaction was subsequently filed on November 14, 2003 with the SEC.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

      Under the rules of the SEC, any proposal by a stockholder to be presented at the 2005 Annual Meeting of Stockholders and to be included in the Company’s proxy statement must be received at the Company’s principal corporate office: 2000 Ultimate Way, Weston, Florida 33326, no later than the close of business on December 10, 2004. Proposals should be sent to the attention of the Secretary of the Company. Any such stockholder proposal must comply with the applicable rules of the SEC.

      Under the Company’s By-Laws, proposals of Stockholders not included in the proxy materials may be presented at the 2005 Annual Meeting of Stockholders only if the Company’s Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to April 9, 2005, the first anniversary of the proxy statement in connection with the 2004 Annual Meeting of Stockholders (subject to exceptions if the 2005 Annual Meeting is advanced by more than thirty days and the proposal is a proper one for stockholder action).

OTHER MATTERS

Financial Statements

      A copy of the Company’s Annual Report to Stockholders, including therewith a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, is being provided to stockholders of the Company with this Proxy Statement.

Other

      The Company is not aware of any other matters that may come before the Annual Meeting. If other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their best judgment.

By Order of the Board of Directors:

VIVIAN MAZA
Secretary

Weston, Florida

April 9, 2004

THE ULTIMATE SOFTWARE
GROUP, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZUTSC1

☒	Please mark votes as in this example.	#UTS

1. To elect one director to serve until the 2007 Annual Meeting.

NOMINEE: (01) Scott Scherr

FOR THE NOMINEE	☐	☐	WITHHELD FROM THE NOMINEE

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

DETACH HERE	ZUTSC2

PROXY

THE ULTIMATE SOFTWARE GROUP, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned, revoking all prior proxies, hereby appoints Mitchell K. Dauerman and Vivian Maza, with full power of substitution, as proxies to represent and vote, as designated herein, all the shares of stock of The Ultimate Software Group, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 2000 Ultimate Way, Weston, Florida, on Wednesday, May 12, 2004, at 10:00 a.m. (E.D.T.), and at any adjournment thereof (the “Annual Meeting”).

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTOR OF THE NOMINEE NAMED HEREIN. Attendance of the undersigned at the Annual Meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company prior to the Annual Meeting or shall vote in person at the Annual Meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE